Exhibit 12.1

Validus Holdings, Ltd.
Ratio of Earnings to Fixed Charges
(Expressed in thousands of
U.S. dollars, except share and per
share information)

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Earnings
Pre-tax income available to Validus	481,490	533,049	410,939	22,153	405,690
Distributed earnings from investment and operating affiliates	16,053	17,662	—	—	—
(Income) loss from investment affiliate	(8,411)	(4,790)	964	—	—
(Income) from operating affiliates	(17,723)	(14,289)	(12,580)	—	—
Earnings before fixed charges	471,409	531,632	399,323	22,153	405,690

Estimated interest component of rent expense (a)	3,513	3,405	2,557	1,917	1,770
2006 Junior Subordinated Deferrable Debentures	8,868	8,868	6,964	9,768	14,354
2007 Junior Subordinated Deferrable Debentures	7,341	7,341	8,922	12,115	12,114
Flagstone 2006 Junior Subordinated Deferrable Debentures	9,001	8,259	459	—	—
Flagstone 2007 Junior Subordinated Deferrable Debentures	7,129	6,222	327	—	—
2010 Senior Notes due 2040	22,388	22,388	22,388	22,388	20,770
Other finance expenses (b)	9,127	11,099	14,797	10,546	8,632
Fixed charges	67,367	67,582	56,414	56,734	57,640

Earnings available for fixed charges	538,776	599,214	455,737	78,887	463,330

Ratio of earnings to fixed charges	8.00	8.87	8.08	1.39	8.04

Earnings
Pre-tax income available to Validus	481,490	533,049	410,939	22,153	405,690
Distributed earnings from investment and operating affiliates	16,053	17,662	—	—	—
(Income) loss from investment affiliate	(8,411)	(4,790)	964	—	—
(Income) from operating affiliates	(17,723)	(14,289)	(12,580)	—	—
Earnings before fixed charges	471,409	531,632	399,323	22,153	405,690

Estimated interest component of rent expense (a)	3,513	3,405	2,557	1,917	1,770
2006 Junior Subordinated Deferrable Debentures	8,868	8,868	6,964	9,768	14,354
2007 Junior Subordinated Deferrable Debentures	7,341	7,341	8,922	12,115	12,114
Flagstone 2006 Junior Subordinated Deferrable Debentures	9,001	8,259	459	—	—
Flagstone 2007 Junior Subordinated Deferrable Debentures	7,129	6,222	327	—	—
2010 Senior Notes due 2040	22,388	22,388	22,388	22,388	20,770
Fixed charges excluding other finance expenses (b)	58,240	56,483	41,617	46,188	49,008

Earnings available for fixed charges	529,649	588,115	440,940	68,341	454,698

Ratio of earnings to fixed charges excluding other finance expenses (b)	9.09	10.41	10.60	1.48	9.28

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(a)    33.3% represents a reasonable approximation of the interest factor.

(b)
Other finance expenses consist of fees relating to credit facilities, bank charges, AlphaCat financing fees and the Talbot FAL Facility. The ratio of earnings to fixed charges excluding other finance expenses demonstrates the degree to which the ratio changes if other finance expenses are treated as variable rather than fixed costs.